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                                                                    EXHIBIT 8.1

                         [BAKER & MCKENZIE LETTERHEAD]


                                  May 24, 1999





Interim Services Inc.
2050 Spectrum Blvd.
Ft. Lauderdale, FL  33309

                      Re: Federal Income Tax Treatment of the Merger of Norrell Corporation with and into Interim Merger Corporation in Connection with the Agreement and Plan of Merger by and among Interim Services, Inc., INTERIM MERGER CORPORATION AND NORRELL CORPORATION

Ladies and Gentlemen:

         We have acted as counsel to Interim Services Inc., a Delaware corporation ("Interim"), in connection with the Agreement and Plan of Merger, dated as of March 24, 1999 as amended as of April 27, 1999 and as of May 24, 1999 (referred to as the "Agreement") by and among Interim, Interim Merger Corporation and Norrell Corporation ("Norrell"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain United States federal income tax consequences of the Merger. All capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed to them in the Agreement.

         In arriving at the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants contained in originals, or copies certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus included therein (together, the "Proxy Statement").

         Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have also examined and relied, without independent verification of the statements contained therein, on certificates from each Interim and Norrell regarding certain tax matters, and we have assumed the accuracy of the representations and statements made in the each of the foregoing.





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Interim Services, Inc.
May 24, 1999
Page 2


         In arriving at the opinions expressed below, we have assumed, without making any independent investigations, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

         Based on and subject to the foregoing, the opinion contained in the Proxy Statement under the caption "The Merger -- Certain U.S. Federal Income Tax Consequences," except as otherwise indicated, represents our opinion as to the material U.S. federal income tax consequences of the Merger under applicable law.

         We hereby consent to the use of our name and the making of statements with respect to us under the captions "Summary -- Certain U.S. Federal Income Tax Consequences" and " in the Proxy Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                      Sincerely,
                                      Baker & McKenzie



                                      By: /s/ James H. Barrett,
                                      -----------------------------------------
                                      James H. Barrett, a Partner